AMC NETWORKS INC.
INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) of AMC Networks Inc. (together with its subsidiaries, the “Company”) contains the details and specific requirements for all employees, directors and consultants relating to the Company’s prohibition on insider trading.
I. General Restrictions
Prohibition Against Insider Trading
No employee, director or consultant may engage in any transactions in Company securities, including its common stock and any other type of securities that the Company may issue, or any “derivative security” relating to any Company security, if the employee, director or consultant is aware of material, nonpublic/confidential information relating to the Company. A “derivative security” is any security with a value that depends, to a material extent, on the value of a Company security. Examples include put and call options, forward contracts and equity swaps relating to Company common stock.
No employee, director or consultant may engage in any transaction involving the purchase and sale of any of the securities of another company, directly or indirectly, if the employee, director or consultant is aware of material, nonpublic/confidential information about that company, including any information the employee, director or consultant obtained in the course of employment with or serving as a director or consultant of the Company.
No employee, director or consultant may pass (or “tip”) nonpublic/confidential information on to others (except that employees working on matters for the Company involving such information may provide such information to other Company employees or Company advisors who have a need to know such information for performance of their duties to the Company) or recommend to anyone the purchase or sale of any securities when the employee, director or consultant is aware of such information.
This Policy applies to all members of an employee’s, director’s or consultant’s immediate family who reside with them (a “Related Person”). Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, any adoptive relationships and anyone else who is materially dependent upon the employee, director or consultant for financial support. Each employee is expected to be responsible for their Related Persons’ compliance with this Policy as well as his or her own compliance.
The Company will also be prohibited from trading in the Company’s securities at any time based upon material, nonpublic information about itself, consistent with applicable law.

Definition of Material, Nonpublic Information
Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Material information can be positive or negative. Examples of potentially material information include:
•quarterly and year-end earnings and significant changes in financial performance, outlook or liquidity;
•new significant affiliate agreements;
•announcement of significant new original programming, either acquired or renewed;
•significant changes in debt ratings;
•proposed transactions such as mergers, acquisitions, joint ventures or a sale of significant assets or subsidiaries;
•stock splits, public or private securities offerings;
•changes in control of the Company or in senior management;
•expansion or curtailment of operations;
•actual or threatened major litigation or developments relating to or the resolution of such litigation; or
•government, regulatory or court actions likely to have an effect on the Company.
Information is “nonpublic” if it has not been disseminated in a manner reasonably designed to make it available to the investing public generally. Information becomes public when disclosed to the investing public and there has been adequate time for the public to digest that information. Examples of broad dissemination include press releases, filings with the Securities and Exchange Commission, and meetings, conference calls or webcasts that are announced in advance and open to the public.
When in doubt, employees, directors and consultants should treat nonpublic or confidential information as material and consult either with Jamie Gallagher, Executive Vice President and General Counsel or Anne Kelly, Executive Vice President and Corporate Secretary, or Rutger Andrée Wiltens, General Counsel, AMC International, prior to engaging in a securities transaction.

II. Position-Based Restrictions
Directors, Executive Officers and Designated Employees
Definition of Designated Employee. “Designated Employees” are defined to collectively include the Chief Executive Officer, any “executive officer” of the Company, any direct report of the Chief Executive Officer, the Treasurer, the Corporate Secretary, and any other employees notified in writing of their designation as a Designated Employee by the Designated Approvers (as defined below).
Pre-Approval of Transactions in Company Securities. Any transaction in Company securities by a director or Designated Employee must be pre-approved by Anne Kelly or Jamie Gallagher (the “Designated Approvers”). A request for pre-approval should be submitted at least one trading day in advance of the proposed transaction.
Window Periods. Subject to obtaining pre-approval, any transaction in Company securities by a director or Designated Employee shall be effected only during the period of time designated for trading by the Company (“Window Periods”). Window Periods will typically commence two business days after earnings for a particular fiscal quarter or year are released and continue for six weeks. Even during Window Periods, directors and Designated Employees may not engage in any transaction in Company securities while in the possession of any material, nonpublic information.
Blackouts. No director or Designated Employee may engage in any transaction in Company securities during any special blackout period that the Company may designate. No director or Designated Employee may disclose to a third party that any special blackout period has been designated. The Company will notify all directors and Designated Employees if they become subject to a special blackout period.
Section 16. Directors and executive officers are subject to the reporting and short swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and must comply with the applicable reporting requirements and avoid engaging in short swing transactions, whether or not in possession of material, nonpublic information. Directors and executive officers are subject to Section 16 of the Exchange Act for a period of time under certain circumstances even after they are no longer serving as a director or executive officer.
Access Persons
Definition of Access Persons. “Access Persons” are defined to collectively include all (i)Senior Vice Presidents and above (ii) all employees of the Company’s Finance, Accounting and Treasury departments that are not otherwise covered above and all attorneys at the level of Counsel and above in the Legal Department, and (iii) any other persons or departments that may be designated from time to time. Any administrative assistant supporting a Designated Employee will also be presumed to be an Access Person.
Window Periods. All transactions in Company securities by Access Persons shall be effected only during Window Periods. Even during Window Periods, Access Persons may not engage in any transaction in Company securities while in the possession of any material, nonpublic information.
Blackouts. No Access Person may engage in any transaction in Company securities during any special blackout period that the Company may designate. No Access Person may disclose to a third party that any special blackout period has been designated. The Company will notify all Access Persons if they become subject to a special blackout period.
Non-Access Persons
Any employee who is not a director, Designated Employee or Access Person and all consultants must comply with the restrictions set forth in Sections I and III of this Policy when engaging in the purchase and sale of Company securities.
III. Prohibited Transactions
Hedging/Short Sales/Derivative Securities. No employee, director, or consultant shall, directly or indirectly, sell any Company equity or derivative security if the employee, director, or consultant selling such security (1) does not own such security sold (a “short sale”), or (2) if owning such security, does not deliver it against such sale (a “short sale against the box”) unless otherwise permitted by the Company. Hedging transactions, including short sales and short sales against the box, are prohibited even during Window Periods.
Pledging and Margin Accounts. No employee, director or consultant may place Company securities in margin accounts or pledge Company securities at any time.
Option/SAR Exercises. Directors, Designated Employees and Access Persons shall exercise their options and stock appreciation rights only during Window Periods, subject to the restrictions set forth in Sections I and II of this Policy, except in the case of the exercise of an option for cash where no shares are sold directly or indirectly (including shares withheld by the Company, if any) to fund the exercise price or pay taxes.
Gifts. Gifts of Company securities are subject to the restrictions of this Policy. In the case of directors and Designated Employees, you must contact a Designated Approver prior to making gifts of Company securities and you must comply with any applicable window policy and pre-clearance requirements set forth in this Policy. With the consent of a Designated Approver, the application of this Policy to gifts may be waived provided that such waiver is consistent with the intent of this Policy.
Rule 10b5-1 Plans. Purchase or sale plans that contemplate the periodic purchase or sale of Company securities and that are designed to comply with Rule 10b5-1(c) are not permitted unless approved by a Designated Approver.
IV. Miscellaneous
Post-Termination Transactions
If an employee, director or consultant is aware of material, nonpublic or confidential information when the employment or service relationship terminates, the employee, director or consultant may not trade in Company securities until that information has become public or is no longer material.
Reporting of Violations
Any employee, director or consultant who becomes aware of a violation of this Policy should promptly report the violation by following the reporting guidelines set forth in the Company’s Code of Business Conduct and Ethics under “Reporting and Compliance with Code.”
Penalties
Failure to comply with this Policy may subject the employee to sanctions, including dismissal, regardless of whether or not the failure to comply with this Policy results in a violation of law. In addition, employees, directors or consultants who engage in insider trading may be subject to substantial civil and criminal penalties and may expose the Company to potential liability.

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